EXHIBIT 99

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC.

RECOMMENDS REJECTION OF BELOW-MARKET

“MINI-TENDER” OFFER FROM TRC CAPITAL CORPORATION

        ATLANTA, March 7, 2005 — Coca-Cola Enterprises Inc. (CCE) announced it has received notice of an unsolicited “mini-tender” offer, made by TRC Capital Corporation, to purchase up to 5 million of CCE’s common shares, which represents approximately 1.1 percent of the shares outstanding. Shareholders are cautioned that TRC Capital’s unsolicited offer of $20.45 per share was approximately 4.2 percent below the $21.35 per share closing price of CCE’s common shares on February 28, 2005, the day before the offer commenced.

        Coca-Cola Enterprises strongly recommends against tendering shares in response to this unsolicited offer. CCE is not associated with TRC Capital or its offer.

        TRC Capital has made a number of “mini-tender” offers for the shares of other companies for its profit. These offers are devised to seek less than five percent of a company’s outstanding shares, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC). The SEC has cautioned investors about “mini-tender” offers in an investor alert. Additional information on the risks of “mini-tender” offers can be found on the SEC’s web site at: http://www.sec.gov/investor/pubs/minitend.htm.

        Coca-Cola Enterprises advises shareholders to consult their financial advisers and to exercise caution with respect to TRC Capital’s offer. The offer is currently scheduled to expire at 12:01 a.m. ET, on March 30, 2005.

        Coca-Cola Enterprises Inc. (NYSE: CCE) is the world’s largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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